Exhibit 15.3

1185 Avenue of the Americas, 38th Floor New York, NY 10036

Phone	212-381-4800
Fax	212-381-4811
Web	www.uhy-us.com

June 30, 2020

Office of the Chief Accountant

Securities and Exchange Commission

460 Fifth Street N. W.

Washington, DC 20549

Re: Brooge Energy Limited

Commission File Number: 001-39171

Dear Sirs:

We have received a copy of, and are in agreement with, the statements being made by Brooge Energy Limited in Item 16F of its Form 20-F dated June 30, 2020, captioned “Changes in Registrant’s Certifying Accountant.”

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 20-F.

Sincerely,

A member of UHY International,

a network of independent accounting and consulting firms